Privia Health Group, Inc.
950 N. Glebe Road, Suite 700
Arlington, VA 22203
To:        Optionholder

From:        Privia Health Group, Inc.

Date:        August     24, 2021

Re:        Notice of Modification of Option Agreement

    This notice is being provided to you because you currently hold one or more options to purchase shares in the Privia Health Group, Inc. (the “Company”). Each Option was granted to you pursuant to a stock option agreement between you and the Company (each an “Option Agreement”). Your Option Agreement(s) were most recently modified by Notice to you dated as of April 16, 2021 (the “2021 Amendment”). You should refer to your Option Agreement(s), the 2021 Amendment, and the Second Amended and Restated PH Group Parent Corp Stock Option Plan (the “Plan”), as applicable, for the meanings of capitalized terms that are used, but not defined, in this notice.

    As you are aware, your Options are generally not transferable as provided for in Section 6.1 of the Plan and your Option Agreement(s). The Compensation Committee has determined, under its authority under Section 6.1 of the Plan, to permit you to transfer any or all of your Options, without consideration, to your immediate family members (i.e., your spouse, children, grandchildren, parents or siblings), to trusts for the benefit of one or more such immediate family members, to partnerships in which such immediate family members are the only parties, and to the trustees of one or more trusts for the benefit of one or more such immediate family members. You acknowledge that the terms and conditions in the Option Agreement and the Plan shall continue to apply, including but not limited to, the vesting schedule, hold periods, lock-up periods, and termination rights with respect to your employment.

    You hereby agree, and shall require your transferee to agree and acknowledge that, following the transfer of your Options to the transferee, you and the transferee will remain jointly and severally liable for any withholding tax that may be imposed by any federal, state, or local tax authority in respect of the applicable Options, including without limitation, in connection with the exercise of the Options and delivery of the applicable Shares in respect thereof.

The amendment set forth in this Notice will become effective upon execution and apply to each Option governed by the Plan. Except as expressly set forth herein, all other terms and conditions of your Option remain unchanged and in full force and effect. As this notice constitutes an amendment to your Option Agreement(s), you should retain it with your other Option documents. Kindly acknowledge receipt of this notice and amendment of your Option Agreement(s) by signing below.

Sincerely,

Shawn Morris
Chief Executive Officer
Acknowledged and Agreed to:

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